Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

News Release

Intel Appoints Dr. Craig H. Barratt to Board of Directors
SANTA CLARA, Calif. – November 10 – Intel Corporation (NASDAQ: INTC) today announced that Craig H. Barratt, Ph.D., 63, has been appointed to its board of directors, effective immediately. Dr. Barratt will serve as an independent director.
“Craig is a highly accomplished technology leader with a proven ability to innovate, scale, and transform businesses,” said Lip-Bu Tan, Intel CEO. “He is a seasoned semiconductor executive with experience at multiple leading-edge technology companies, which will be invaluable as we continue to execute our strategy and capitalize on our long-term growth opportunities.”
“I’m honored to join Intel’s board at such a pivotal time for the company and the industry,” said Dr. Barratt. “Intel’s technology is the foundation of the world’s most important innovations, and I’m excited to help strengthen the company’s engineering excellence and drive the next waves of technological advancement.”
Dr. Barratt brings more than three decades of leadership experience in the semiconductor and technology industries. He previously served as CEO of Atheros Communications, a pioneer in wireless semiconductor technology, where he led the company through a successful IPO and its $3.1 billion acquisition by Qualcomm.
He also previously served as SVP of Intel’s ethernet, photonics and networking businesses, after joining the company following its acquisition of Barefoot Networks, of which he was chief executive officer.
Earlier in his career, Dr. Barratt held senior leadership roles at Google, where he oversaw Google Fiber and other broadband and energy initiatives.

Dr. Barratt currently serves as lead independent director of Intuitive Surgical, Inc. (NASDAQ: ISRG), and as a board member of Astera Labs, Inc. (NASDAQ: ALAB), as well as several private companies.
He holds bachelor’s degrees in electrical engineering and pure mathematics and physics from the University of Sydney, and master’s and doctoral degrees in electrical engineering from Stanford University.
About Intel
Intel (Nasdaq: INTC) designs and manufactures advanced semiconductors that connect and power the modern world. Every day, our engineers create new technologies that enhance and shape the future of computing to enable new possibilities for every customer we serve. Learn more at intel.com.
© Intel Corporation. Intel, the Intel logo, and other Intel marks are trademarks of Intel Corporation or its subsidiaries. Other names and brands may be claimed as the property of others.
Sophie Metzger
Media Relations
sophie.metzger@intel.com